Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of November 27, 2020, by and among CF Finance Holdings III, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of shares of Class A common stock, $0.0001 par value, of CF Finance Acquisition Corp. III, as of November 17, 2020, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: November 27, 2020	CF FINANCE HOLDINGS III, LLC

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

Date: November 27, 2020	CANTOR FITZGERALD, L.P.

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

Date: November 27, 2020	CF GROUP MANAGEMENT, INC.

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

Date: November 27, 2020		/s/ Howard W. Lutnick
Howard W. Lutnick